Exhibit 99.(a)(10)

ICON FUNDS

AMENDMENT NO. 27 TO MASTER TRUST AGREEMENT

AMENDMENT No. 27 to the Master Trust Agreement of ICON Funds effective as of January 30, 2018, at Greenwood Village, Colorado.

WITNESSETH:

WHEREAS, Section 7.3 of the ICON Master Trust Agreement dated September 19, 1996, as amended, of ICON Funds (the “Trust”) provides that the agreement may be amended at any time so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust;

WHEREAS, The Trustees of the Trust unanimously desire to amend Section 7.6 of the Master Trust Agreement to change the Trust’s Resident Agent from Edward S. Brewer to Patrick J. Kinney effective February 12, 2018; AND

WHEREAS, by a unanimous vote, all the Trustees of the Trust duly adopted the amendment to the Trust on February 12, 2018 and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts and to become effective as of February 12, 2018;

NOW THEREFORE, the undersigned Donald Salcito, Vice President and Secretary of the Trust, pursuant to the authorization described above, hereby forwards for filing this amendment to Section 7.6 of the Master Trust Agreement, as heretofore in effect, to read as follows:

Section 7.6 Resident Agent. Mr. Patrick J. Kinney,  Beacon Street, Ste. 415, Boston, MA 02108, for purposes of complying with the laws of The Commonwealth of Massachusetts is hereby appointed as resident agent for the Trust within the Commonwealth of Massachusetts; and hereby is designated as its attorney in the Commonwealth of Massachusetts upon whom may be served any notice, process or pleading in any action or proceeding against the Trust, and the undersigned does hereby consent that any such action or proceeding against the Trust may be commenced in any court of competent jurisdiction and proper venue within the State so designated by services of process upon said resident agent with the same effect as if the Trust had been served lawfully with process. It is requested that a copy of any notice, process or pleadings served be mailed to ICON Funds at 5299 DTC Boulevard, 12th Floor, Greenwood Village, CO 80111.

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IN WITNESS WHEREOF, the undersigned has signed this amendment pursuant to Section 7.3 of the Agreement effective January 23, 2018.

Donald Salcito, Vice President and Secretary

STATE OF COLORADO	)
	)	ss:
COUNTY OF ARAPAHOE	)

Before me, a Notary Public in and for said county and state, personally appeared the above Donald Salcito, who acknowledged that he did sign the foregoing instrument in the capacity indicated, and that the same is his free act and deed.

Signature of Notary Public:

My Commission Expires: